Exhibit 10.3

Subject to approval of ArvinMeritor’s Board of Directors

August 21, 2006

Mr. Philip R. Martens

Dear Phil:

We are pleased to extend to you our offer of employment for the position of Senior Vice President and President Light Vehicle Systems (LVS) of ArvinMeritor, Inc., effective no later than September 1, 2006. Subject to the approval of the ArvinMeritor Board of Directors (the “Board”) you will become an elected officer of ArvinMeritor, effective as of the first date employed. In this position, you will report to the Chairman, President and Chief Executive Officer of ArvinMeritor and be based in Troy, Michigan. You agree to devote your full time and attention to the business and activities of ArvinMeritor and to use your reasonable best efforts to perform faithfully and efficiently the responsibilities assigned to you by the Chairman, President and Chief Executive Officer of ArvinMeritor. This offer provides for an annual base salary of Five Hundred and Fifty Thousand Dollars ($550,000). Beginning November 2007, your annual base salary shall be reviewed annually by the Board’s Compensation and Management Development Committee, consistent with ArvinMeritor’s practice for senior executives. Any increase in your annual base salary granted by the Committee in November, shall become effective on the following February, subject to Board approval.

Please note that this offer is subject to formal approval by the ArvinMeritor Board of Directors. Discussions have been held with members of the Board, and we are confident that the Board will approve our offer. This offer is also contingent upon your supplying satisfactory proof of your physical capability, with reasonable accommodation to safely perform the duties and responsibilities of this position. To that end, a physical examination and drug screening at ArvinMeritor’s expense should be scheduled as soon as possible. Enclosed is a Medical History Questionnaire, which should be completed by you. The Clinical Evaluation Form should be completed by a physician and returned to me. Also, in accordance with the 1986 Immigration Reform and Control Act, you must provide proof of your legal right to be employed by presenting to us the appropriate document(s) as outlined in Section 2 of the enclosed Employment Eligibility Verification form on your first day of employment.

Annual Incentive Plans

You will be eligible to fully participate in the ArvinMeritor Incentive Compensation Plan (ICP) beginning in Fiscal Year 2007 (October 1, 2006 to September 30, 2007), and thereafter. Awards made under this Plan are normally paid in December of each year. Your ICP target award is 65% of your base earnings as of the end of the fiscal year for which the award is made. Actual ICP payments can range from 0% up to 200% of your target, depending upon the

Mr. Philip Martens

August 21, 2006

performance of ArvinMeritor as determined by the Board, and based on the achievement of specified performance objectives.

Long-Term Incentives

You will be eligible to participate in ArvinMeritor’s Long-Term Incentives Plan (LTIP) in the (FY2007-2009) cycle effective October 1, 2006.

The target award of opportunity for the FY2007-2009 period will be One Million Dollars ($1,000,000). The grant will be comprised of a mix of Restricted Shares (13,500), Performance Shares (13,500) and Cash Performance Plan award opportunities ($500,000), based upon the achievement of specified performance objectives, over the three-year performance period, as determined by the Board. The target cash award and share amounts are subject to approval by the Board’s Compensation and Managament Development Committee at its November 2006 meeting.

In addition, as discussed with you, we have recommended to the Board’s Compensation and Management Development Committee that you be allowed to participate on a prorated basis in the (FY2006-2008) and (FY2005-2007) LTIP Cash Performance Plan cycles. The target Cash Performance Plan award opportunity for the FY2006-2008 period will be Three Hundred and Fifty Thousand Dollars ($350,000) and the target Cash Performance Plan award opportunity for the FY2005-2007 period will be One Hundred and Seventy-Five Thousand Dollars ($175,000).

Special Award

Furthermore, we have recommended to the Board’s Compensation and Management Development Committee that you be awarded 30,000 restricted shares, which shall vest, assuming continued service, as follows: 25% after 36 months; another 25% after 48 months; and the balance of the shares would vest after 60 months.

Benefits

You will participate in all ArvinMeritor health, welfare, savings and other employee benefit programs upon attainment of the eligibility provisions of the specific plans. You have been provided with summaries of the aforementioned plans by Ernie Whitus.

As an officer of ArvinMeritor, you shall be entitled to participate in all employee benefit (healthcare, vacation, etc.) and perquisite plans and programs (see below), of ArvinMeritor, which are generally available to its senior executive employees.

-	Club Membership
-	Company Car Allowance
-	Financial Planning
-	Annual Executive Physical Examination
-	Personal Excess Liability Coverage

Mr. Philip Martens

August 21, 2006

Severance Benefits

We are convinced you will be a valued employee of ArvinMeritor; however, in the event your employment with ArvinMeritor is terminated, you will be eligible for certain severance benefits (subject to your signing a release in a form satisfactory to ArvinMeritor, and subject to a possible six month delay in receiving certain benefits, pursuant to IRS Code Sections 409 (A)), as follows:

•	By ArvinMeritor Without Cause:

-	Accrued obligations;
-	Severance pay based on 18-36 months of your base salary, as determined by the Board (the “Severance Pay Period”);
-	Prorated ICP award;
-	Health and Welfare benefit continuation for the severance period;
-	Full and immediate vesting of the special service based restricted shares award;
-	Payment of all vested benefits under the savings plans;
-	Pro-rata participation in Cash Performance Plan award opportunities; and
-	No obligation to seek new employment or otherwise mitigate.

•

By ArvinMeritor for Cause (Cause defined as continued and willful failure to perform duties, provided that you have been given written notice and an opportunity to cure the failure within five business days; gross misconduct which is materially and demonstrably injurious to ArvinMeritor; or conviction of or pleading guilty or no contest to a (a) felony or (b) other crime which materially and adversely affects ArvinMeritor):

-	Accrued obligations and vested plan benefits under the savings plans;
-	Forfeit all unvested long-term incentive awards, performance shares, restricted stock and cash portions of any long-term incentive cycles; and
-	Forfeit eligibility to receive an annual incentive award.

•	By the Executive for Any Reason (other than death or disability):

-	Accrued obligations and vested plan benefits under the savings plans.

Death Benefits

-	Accrued obligations;
-	Pro-rata annual incentive bonus participation for the time actually worked in the year of death;
-	Immediate vesting of all outstanding restricted shares;
-	Eligible for vesting of performance shares at the end of each performance period for all grants greater than one year;
-	Pro-rata cash portion of any long-term incentive cycles that began more than one year prior to the date of death;
-

Medical benefit continuation for your spouse and other dependents for six months and at the end of this six month period your spouse and dependents may be eligible for coverage under COBRA (for an additional period not to exceed 30 months);

-	Payment of all death benefits under the savings plans.

Mr. Philip Martens

August 21, 2006

Disability Benefits

Disability (Disability initially defined as the inability to perform the duties of your current job as a result of disease or injury. Based on your years of service at the time of your disability, your first six months of disability (“Short-Term Disability”) will result in either full salary continuation for the entire six-month period or a combination of full salary continuation and reduced salary continuation for said six-month period. If you are unable to perform your job duties, following Short-Term Disability, you will be placed on Long-Term Disability and receive benefits under the provisions of that program. Following a one and one-half year period on Long-Term Disability, eligibility for continued coverage will be based on your inability to perform any job for which you are qualified by education, training or experience)

-	Accrued obligations;
-	Pro-rata annual incentive bonus participation for the time actually worked;
-	Pro-rata cash portion of any long-term incentive cycles that began more than one year prior to the end of Short-Term Disability;
-	Continuation of the vesting rules for equity incentive awards;
-	Medical, dental, vision and life insurance benefits will be provided on the same terms as if you were employed while you are on Long-Term Disability;

Retirement Benefits

You will be immediately eligible to participate in the 401(k) plan, which has matching company contributions, and the supplemental 401(k) restoration plan. In addition, you would be eligible to receive the pension contribution, which is a percentage of base pay and ICP varying by age, that is available under those plans.

Indemnification

The Company will provide indemnification and defend you with regard to any claims arising from any decision made by you in good faith, while performing services for the Company.

Director’s and Officer’s Insurance

The Company shall provide you with reasonable Director’s and Officer’s liability insurance coverage.

Reimbursement of Legal Fees

You will be reimbursed any legal fees incurred in connection with enforcing this agreement.

Arbitration

You have agreed to sign ArvinMeritor’s “Mutual Agreement to Arbitrate Claims” and the ArvinMeritor “Standards of Business Conduct and Conflict of Interest Certificate.” Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be

Mr. Philip Martens

August 21, 2006

submitted to and resolved by final and binding arbitration in Oakland County, Michigan (conducted pursuant to the rules of the American Arbitration Association).

In the event you leave employment of ArvinMeritor for any reason, you agree that for a period of twenty four (24) months following your departure, you will not solicit for employment any ArvinMeritor employee, nor will you, without the prior written consent of ArvinMeritor, directly or indirectly provide services as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity to Dana Corporation, Tenneco, or Eaton Corporation, or any of their respective affiliates or subsidiaries. You also agree that you will not disclose, nor will you use, any ArvinMeritor proprietary information after you leave employment of ArvinMeritor.

Governing Law

The validity, interpretation, construction and performance of this Agreement and the rights of the parties under this Agreement shall be interpreted and enforced under Michigan law without reference to principles of conflicts of laws.

Attorneys’ Fees

In the event of litigation between the parties to this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees.

At your earliest convenience, please forward one fully executed original to me in the envelope provided.

We feel you will make a significant contribution to the ArvinMeritor organization, and we also believe the Company will furnish you a rewarding opportunity. On behalf of the Board, I welcome you to ArvinMeritor!

Sincerely,

/s/ Vernon G. Baker, II

Vernon G. Baker, II

Senior Vice President & General Counsel

ArvinMeritor, Inc.

ACCEPTED:

/s/ Philip R. Martens

DATE:

August 23, 2006